Exhibit 5.1

O’Melveny & Myers LLP 400 South Hope Street 18th Floor Los Angeles, CA 90071-2899	T: +1 213 430 6000 F: +1 213 430 6407 omm.com	File Number: 0009960-00003

November 20, 2017

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

Re:	$600,000,000 Aggregate Principal Amount of 2.750% Senior Notes due 2023 and $500,000,000 Aggregate Principal Amount of 3.625% Senior Notes due 2027 of Air Lease Corporation

Ladies and Gentlemen:

We have acted as special counsel to Air Lease Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $600,000,0000 aggregate principal amount of the Company’s 2.750% Senior Notes due 2023 (the “2023 Notes”) and $500,000,000 aggregate principal amount of the Company’s 3.625% Senior Notes due 2027 (the “2027 Notes” and, together with the 2023 Notes, the “Notes”), pursuant to an Underwriting Agreement, dated as of November 13, 2017 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC, Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC as representatives of the several underwriters listed in Schedule 1 to the Underwriting Agreement. The 2023 Notes and the 2027 Notes each constitute a series of the debt securities registered on a Registration Statement on Form S-3 (File No. 333-207308) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 6, 2015. The 2023 Notes are being issued pursuant to that certain Indenture, dated as of October 11, 2012 (the “Base Indenture”), as supplemented by the Fourteenth Supplemental Indenture, dated as of November 20, 2017 (the “Fourteenth Supplemental Indenture” and, together with the Base Indenture, the “2023 Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The 2027 Notes are being issued pursuant to the Base Indenture, as supplemented by the Fifteenth Supplemental Indenture, dated as of November 20, 2017 (the “Fifteenth Supplemental Indenture” and, together with the Base Indenture, the “2027 Indenture”), between the Company and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed that the certificates for the Notes will conform to the form thereof examined by us, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the issuance of the (i) 2023 Notes has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the 2023 Notes in accordance with the Underwriting Agreement and the authentication of the certificates representing the 2023 Notes by a duly authorized signatory of the Trustee in accordance with the 2023 Indenture, the 2023 Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited (a) by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (b) by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”) and (ii) 2027 Notes has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the 2027 Notes in accordance with the Underwriting Agreement and the authentication of the certificates representing the 2027 Notes by a duly authorized signatory of the Trustee in accordance with the 2027 Indenture, the 2027 Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the Enforceability Exceptions.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Notes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to O’Melveny & Myers LLP under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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